State of Delaware
Secretary of State
Division of Corporations
Delivered 12:28 PM 04/11/2006
FILED 12:13 PM 04/11/2006
SRV 060338530 - 4140386 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: SUSTUT EXPLORATION INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

> To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is Two Hundred Million (200,000,000) shares of common stock with a par value of $.001.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 11th day of April, A.D. 2006.

Corporation Service Company, Incorporator

By: Rita J. LePore
Name: Rita J. LePore
Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:51 PM 04/17/2008
FILED 01:53 PM 04/17/2008
SRV 080443894 - 4140386 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SUSTUT EXPLORATION INC.

Sustut Exploration Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof in its entirety and inserting the following in lieu thereof:

> "Fourth: The total number of shares of stock of which the corporation shall have authority to issue is Two Hundred Million (200,000,000), all of which shall be designated as common stock, $0.001 par value per share.
>
> Effective as of 5:00 pm, New York time, on April 17, 2008 (the "Effective Time") each share of the corporation's common stock, $0.001 par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.99026241954 of a share of common stock, $0.001 par value per share, of the corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 0.99026241954. No fractional shares of New Common Stock shall be issued as a result of such stock split, and any fractional shares owed due to such split shall be rounded up or down to the nearest whole share"

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Sustut Exploration, Inc. has caused this Certificate to be executed by its duly authorized officer on this 17th day of April, 2008.

SUSTUT EXPLORATION. INC.

By: /s/ Terry Hughes
Name: Terry Hughes
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:40 PM 03/26/2009
FILED 04:36 PM 03/26/2009
SRV 090306650 - 4140386 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of SUSTUT EXPLORATION INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is: OPTEX SYSTEMS HOLDINGS, INC.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH"so that, as amended, said Article shall be and read as follows:

FOURTH: The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	200,000,000	$0.001
PREFERRED	5,000	$0.001

* A Certificate of Designation designating 1,027 shares of Preferred Stock as Series A Convertible Preferred Stock is being filed simultaneously with this Certificate of Amendment.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "SIXTH" so that, as amended, said Article shall be and read as follows:

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws. Election of directors need not be by ballot unless the By-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders:

(a) To make, alter, amend, change, add to or repeal the By-laws of the corporation; to fix and vary the amount of capital to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)To determine from time to time whether, and at what times and places, and under

what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of Delaware, as amended from time to time, and any contract or act that shall be so approved or be so ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved, ratified, or consented to by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-laws from time to time made by the stockholders; provided, however, that no By-laws so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "SEVENTH" so that, as amended, said Article shall be and read as follows:

SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102 (b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102 (b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such sections grant the corporation the power to indemnify.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding the Article thereof numbered "EIGHTH" so that, as amended, said Article shall be and read as follows:

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or

receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and /or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding the Article thereof numbered "NINTH" so that, as amended, said Article shall be and read as follows:

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of snares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of March, 2009.

By: ______________________

Title: President and Chief Executive Officer
Name: Andrey Oks

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:40 PM 03/26/2009
FILED 05:41 PM 03/26/2009
SRV 090306670 - 4140386 FILE

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE
PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

OF

OPTEX SYSTEMS HOLDINGS, INC.

(formerly, Sustut Exploration Inc.)

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 1,027. Each share of Series A Preferred Stock shall have a stated value equal to $6,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value"), and $.001 par value. The existence of the Preferred Stock shall be perpetual.

2. Liquidation Rights. Upon the occurrence of a "Liquidation Event" (as defined below), the Holders of the Series A Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any Junior Stock, out of the assets of the Corporation available for distribution to stockholders, an amount equal to one (1) times the Series A Stated Value per share of Series A Preferred Stock. Upon the payment in full of all amounts due to the Holders of the Series A Preferred Stock and Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series A Preferred Stock. "Liquidation Event" shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the Holders of a majority of the shares of Series A Preferred Stock elect otherwise. "Junior Stock" shall mean any equity securities of the Corporation other than the Series A Preferred Stock.

3. Conversion into Common Stock. Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 4 each Holder of Series A Preferred Stock shall have the right at any time commencing after the issuance to the Holder of shares of Series A Preferred Stock, to convert such shares (collectively "Stated Value") into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable "Conversion Price" provided in paragraph 3(b) below (the "Conversion Price").

(b) The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall the number of shares of Series A Preferred Stock being converted multiplied by the Stated Value per share being converted divided by the Conversion

Price. The Conversion Price of the Series A Preferred Stock shall initially be $0.15. The Conversion Price shall also be subject to adjustment as described below.

(c) Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission. The Holder will not be required to surrender the Series A Preferred Stock certificate until the Series A Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation's transfer agent to transmit the Corporation's Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) business days after receipt by the Corporation of the Notice of Conversion (the "Delivery Date"). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Series A Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

(d) The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of

shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event.

(ii) For so long as the Series A Preferred Stock is outstanding, other than in the case of an "Excepted Issuance" (as defined below), if the Corporation shall issue any Common Stock, prior to the complete conversion of the Series A Preferred Stock for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Corporation, carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock or the modification of any of the foregoing which may be outstanding shall result in an adjustment to the Conversion Price upon the modification or issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.. "Excepted Issuances" shall include the Corporation's issuance of (i) options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans and any options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans created thereafter, so long as such new plans are approved by the Corporation's shareholders, (ii) Common Stock upon exercise of the options referred to in clause (i), (iii) Common Stock upon the exercise of warrants or other convertible securities outstanding prior to the date hereof, (iv) securities which results in an adjustment to the Conversion Price under Section 4(d)(i) above, (v) Series A Preferred Stock or any shares of Common Stock on conversion thereof, and (vi) securities as payment of liquidated damages in respect of the Series A Preferred Stock.

(e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(ii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iii) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least five (5) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred Stock.

(h) The term "Common Stock" as used in this Certificate of Designation shall mean the $0.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

(i) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(j) In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation's request or with the Corporation's assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Stated Value sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(k) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within five (5) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(l) The Corporation represents to the Holders of shares of Series A Preferred Stock that for purposes of "tacking" under Rule 144 promulgated under the Securities Act of 1933 the original date of ownership of any shares of Series A Preferred Stock shall be the date of original ownership by such Holder of the shares of Common Stock owned by such Holder which were surrendered in exchange for shares of Series A Preferred Stock. The Corporation also covenants to comply with all applicable requirements of an issuer for its equity securities to be eligible for resale under Rule 144 (including, but not limited to, requirements as to current reporting).

4. Voting Rights. The Holders of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock on an as converted basis and shall have one vote per share for each share of Common Stock it would have as if the Holder's shares of Series A Preferred Stock had been converted into Common Stock prior to the vote.

5. Dividends.

(a) The holders of shares of the outstanding Series A Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, to receive cumulative cash dividends at the rate per annum of 6.0% per share on the Liquidation Preference (equivalent to the then in effect Series A Stated Value per annum per share), payable quarterly in arrears (the "Dividend Rate"). Dividends payable for each full quarterly period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on the last day of each calendar quarter ("Quarterly Payment Date") (commencing March 31, 2009) for the quarterly period ending immediately on such Quarterly Payment Date, to the holders of record of Preferred Stock at the close of business on the Quarterly Payment Date. Such dividends shall be cumulative from the issue date for the Series A Preferred Stock ("Issue Date") (whether or not in any period or periods the Board of Directors shall have declared such dividends or there shall be funds of the Corporation legally available for the payment of such dividends) and shall accumulate on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial period shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 6.0% and are payable in the manner provided in this Section 3.

(b) No dividends will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any period unless all dividends for all preceding periods have been declared and paid or declared and a sufficient sum set apart for the payment of such upon all outstanding shares of Series A Preferred Stock.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Junior Stock, unless full accumulated dividends on the Series A Preferred Stock shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock for all payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

(d) Holders of shares of Series A Preferred Stock shall not be entitled to any dividends on the Series A Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends.

(e) In any case where any dividend payment date of any Series A Preferred Stock shall not be a business day, at any place of payment, then payment of dividends need not be made on such date, but may be made on the next succeeding business day at such place of payment with the same force and effect as if made on the payment date; and no dividends shall accumulate on the amount so payable for the period from and after such payment date, as the case may be, to such business day.

6. Prior Approval to Enter Into Transactions. The Corporation may not enter into any transaction which shall result in the issuance of any of its equity except for Excepted Issuances or incur, create, assume or permit to exist any indebtedness except for third party trade indebtedness in the ordinary course of business or indebtedness incurred with respect to a financing with a commercial banking institution without the prior written consent of the holders of at least 50.1% of the then outstanding Series A Preferred Stock.

Dated: March 26, 2009

Andrey Oks.
Chief Executive Officer

<u>EXHIBIT A</u>

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series A Preferred Stock of Optex Systems, Inc.)

The undersigned hereby irrevocably elects to convert $____________ of the Stated Value of the above Series A Preferred Stock into shares of Common Stock of Optex Systems, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion: ____

Applicable Conversion Price Per Share: ______________________________

Number of Common Shares Issuable Upon This Conversion: ______________

Select one:

☐ A Series A Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐ A Series A Convertible Preferred Stock certificate is not being delivered to Optex Systems, Inc.

Signature: [signature]

Print Name: ANDREY CIKS

Address: 2702 Watch Hill Drive
Tarrytown, NY 10591

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

____

____

____